Exhibit 4.1

Execution Version

CONCHO RESOURCES INC.

AND

THE SUBSIDIARY GUARANTORS NAMED HEREIN

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

EIGHTH SUPPLEMENTAL INDENTURE

Dated as of June 3, 2013

to

Senior Indenture

Dated as of September 18, 2009

8.625% Senior Notes due 2017

THIS EIGHTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 3, 2013, is by and among Concho Resources Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors (as defined in the Indenture referred to herein), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are parties to that certain Senior Indenture dated as of September 18, 2009 (the “Original Indenture”), as amended and supplemented by the First Supplemental Indenture of even date therewith relating to the Company’s 8.625% Senior Notes due 2017 (the “Notes”), the Second Supplemental Indenture dated as of November 3, 2010 and the Fifth Supplemental Indenture dated as of December 12, 2011 (the Original Indenture, as so amended and supplemented by such Supplemental Indentures, being referred to herein as the “Indenture”);

WHEREAS, $300,000,000 in principal amount of Notes is currently outstanding;

WHEREAS, Section 1002 of the Indenture provides that, with the consent of the Holders of a majority in principal amount of the Outstanding Notes, the Company, Subsidiary Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders under the Indenture (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with it and the Subsidiary Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 1002 of the Indenture;

WHEREAS, the Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated May 20, 2013 and the related Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (1) the Company has received the consent of the Holders of a majority in principal amount of the Outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 1003 of the Indenture and (3) the Company and the Subsidiary Guarantors have satisfied all other conditions required under Article Ten of the Indenture to enable the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1 Amendments to Articles Six, Eight, Nine, Eleven and Twelve. The Indenture is hereby amended (i) by substituting the words “three Business Days” for “30” in Sections 1203(a) and 1203(b) of the Indenture and in the second and third paragraphs of the first page of the reverse of the form of Note attached as Annex A to the Indenture and (ii) by deleting the following Sections or clauses of the Indenture and all references and definitions related thereto in their entirety:

Clauses (6) and (9) of Section 601 (Events of Default);

Section 804 (Reports by Company), except as required by Section 314(a) of the TIA;

Clauses (2) and (3) of Section 901 (Company May Consolidate, Etc., Only on Certain Terms);

Section 1104(b) (Statement by Officers as to Default);

Section 1107 (Payment of Taxes);

Section 1110 (Purchase of Notes Upon a Change of Control);

Section 1111 (Limitation on Indebtedness and Preferred Stock);

Section 1112 (Limitation on Restricted Payments);

Section 1113 (Limitation on Liens);

Section 1114 (Limitation on Restrictions on Distributions from Restricted Subsidiaries);

Section 1115 (Limitation on Sales of Assets and Subsidiary Stock);

Section 1116 (Limitation on Affiliate Transactions);

Section 1117 (Future Subsidiary Guarantors); and

Section 1118 (Payments for Consent).

Section 1.2 Amendments to Notes. The Notes are hereby amended to substitute the words “three Business Days” for 30 in the first and third paragraphs of the first page of the reverse side of the Notes and to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control. This Supplemental Indenture relates solely to the Notes and shall not apply to any other series of Securities that may be outstanding under the Original Indenture as amended and supplemented.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Successors. All agreements of the Company and the Subsidiary Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 2.7 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.8 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company, pursuant to the Tender Offer, of a majority in principal amount of the Outstanding Notes, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.

Section 2.9 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of June 3, 2013, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Eighth Supplemental Indenture, dated as of June 3, 2013, and the minimum notice period for optional redemptions has been shortened to three Business Days. Reference is hereby made to such Eighth Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 2.10 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

CONCHO RESOURCES INC.

By:	/s/ Darin G. Holderness
Name:	Darin G. Holderness
Title:	Senior Vice President and Chief Financial
Officer

Subsidiary Guarantors:

COG HOLDINGS LLC
COG OPERATING LLC
COG PRODUCTION LLC
COG REALTY LLC
CONCHO OIL & GAS LLC
DELAWARE RIVER SWD LLC
QUAIL RANCH LLC

By:	/s/ Darin G. Holderness
Name:	Darin G. Holderness
Title:	Chief Financial Officer

COG ACREAGE LP

By:	COG Production LLC, its general partner

By:	/s/ Darin G. Holderness
Name:	Darin G. Holderness
Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ John C. Stohlmann
Name: John C. Stohlmann
Title: Vice President